Exhibit 99.1

FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS 2008 SECOND QUARTER RESULTS

Tacoma, WA - July 16, 2008

Second Quarter Summary

•                  Revenue of $371 million, an increase of 6% compared to the second quarter of 2007.

•                  Net income of $16.7 million, a decrease of 11% compared to the second quarter of 2007.

•                  Diluted net income per common share of $0.39 compared to $0.41 for the second quarter of 2007.

The six percent revenue growth for the quarter consisted of 18 percent growth from acquisitions completed within the last 12 months offset by a 12 percent decrease in organic revenue growth, which consists of total revenue growth less growth from acquisitions.

Included in net income for the second quarter is $0.04 per diluted share of income tax benefit from the resolution of certain income tax matters.

“Economic pressures have created a broad-based reduction in demand across the geographies and industries we serve,” said TrueBlue CEO Steve Cooper. “We responded this quarter by further reducing our cost structure through closing branches and reducing other expenses. We will continue our disciplined approach to controlling the costs of our operations as we manage through these difficult conditions.”

Branch and Acquisition Activity

TrueBlue acquired 44 branches with the acquisition of PMI, a light industrial staffing company, and closed 18 branches across multiple brands, resulting in 927 total branches in operation at the end of the quarter. Year-to-date branch closures for 2008 total 24.

Since May 2007, TrueBlue has completed four acquisitions: Skilled Services in May 2007 to grow the CLP skilled construction trades brand; PlaneTechs in December 2007 to enter the aviation mechanic staffing market; TLC in February 2008 to enter the truck driver staffing market; and PMI in May 2008 to expand TrueBlue’s geographic presence in the light industrial staffing market.

“Our acquisitions position us well for growth,” said Cooper.  “However, our top priority is to maximize the performance of our existing operations.”

Share Repurchase and Q3 Outlook

TrueBlue repurchased 0.88 million shares during the quarter at a cost of $11.5 million and 0.35 million shares at a cost of $4.5 million following the end of the quarter. Under the current share repurchase authorization, $21.5 million remains available for repurchase.

For the third quarter of 2008, TrueBlue estimates revenue in the range of $390 to $400 million with net income per diluted share for the quarter in the range of $0.38 to $0.42.

Management will discuss second quarter 2008 results on a conference call at 2 p.m. (PT), today, Wednesday July 16, 2008.  The conference call can be accessed on TrueBlue’s web site: www.TrueBlueInc.com.

About TrueBlue

TrueBlue (NYSE: TBI) is the leading provider of blue-collar staffing with revenue of approximately $1.4 billion. Each year, TrueBlue connects approximately 600,000 people to work through the following brands: Labor Ready, PMI, Spartan Staffing, CLP Resources, PlaneTechs, and TLC Drivers. Headquartered in Tacoma, Wash., TrueBlue serves more than 300,000 small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities, sanitation, and aviation industries. For more information, visit TrueBlue’s website at www.TrueBlueInc.com

Forward-looking Statements

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect TrueBlue’s financial results and operations in the future. TrueBlue’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on TrueBlue customers; 2) TrueBlue’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on TrueBlue’s operations and financial results; 4) significant labor disturbances which could disrupt industries TrueBlue serves; 5) increased costs and collateral requirements in connection with TrueBlue’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of TrueBlue’s financial reserves; 7) TrueBlue’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) TrueBlue’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) TrueBlue’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) TrueBlue’s ability to timely execute strategies for acquired companies; and 11) other risks described in TrueBlue’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

Contacts

Derrek Gafford, CFO

253-680-8214

Stacey Burke, VP of Corporate Communications

253-680-8291

TrueBlue, Inc.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

In Thousands, except per share data

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007

Revenue from services	$370,710	$351,131	$694,726	$641,368
Cost of services	260,167	239,244	485,828	436,690
Gross profit	110,543	111,887	208,898	204,678
Selling, general and administrative expenses	84,569	81,902	167,053	159,278
Depreciation and amortization	3,967	2,858	7,875	5,259
Income from operations	22,007	27,127	33,970	40,141
Interest and other income, net	1,624	2,438	3,520	5,719
Income before tax expense	23,631	29,565	37,490	45,860
Income tax expense	6,903	10,791	11,961	16,739
Net income	$16,728	$18,774	$25,529	$29,121

Net income per common share:
Basic	$0.39	$0.41	$0.59	$0.61
Diluted	$0.39	$0.41	$0.59	$0.61

Weighted average shares outstanding:
Basic	43,194	45,888	43,278	47,482
Diluted	43,338	46,201	43,416	47,771

TrueBlue, Inc.

SUMMARY CONSOLIDATED BALANCE SHEETS

In Thousands

	June 27,	December 28,
	2008	2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$65,749	$57,008
Marketable securities	1,029	10,954
Accounts receivable, net	148,977	140,027
Other current assets	22,439	21,519
Total current assets	238,194	229,508
Property and equipment, net	52,439	44,909
Restricted cash	121,257	132,497
Other assets	155,463	138,335
Total assets	$567,353	$545,249

Liabilities and shareholders’ equity
Current liabilities	$108,129	$114,538
Long-term liabilities	155,370	146,884
Total liabilities	263,499	261,422
Shareholders’ equity	303,854	283,827
Total liabilities and shareholders’ equity	$567,353	$545,249

TrueBlue, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Twenty-Six Weeks Ended
	June 27,	June 29,
	2008	2007

Cash flows from operating activities:
Net income	$25,529	$29,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,875	5,259
Provision for doubtful accounts	4,453	4,184
Stock-based compensation	4,504	3,960
Excess tax benefits from stock-based compensation	—	(1,045)
Deferred income taxes	(2,087)	(3,289)
Other operating activities	146	—
Changes in operating assets and liabilities, exclusive of businesses acquired:
Accounts receivable	(2,475)	(14,557)
Income taxes	(6,092)	9,588
Other assets	2,512	5,397
Accounts payable and other accrued expenses	(2,502)	3,321
Accrued wages and benefits	1,633	(1,792)
Workers’ compensation claims reserve	3,141	1,579
Other liabilities	(2,717)	319
Net cash provided by operating activities	33,920	42,045

Cash flows from investing activities:
Capital expenditures	(11,681)	(11,077)
Purchases of marketable securities	(27,146)	(137,864)
Maturities of marketable securities	37,055	178,964
Acquisitions of businesses, net of cash acquired	(22,574)	(26,415)
Change in restricted cash	11,240	(3,956)
Other	(21)	—
Net cash used in investing activities	(13,127)	(348)

Cash flows from financing activities:
Purchases and retirement of common stock	(11,501)	(94,818)
Net proceeds from sale of stock through options and employee benefit plans	1,208	3,339
Shares withheld for taxes upon vesting of restricted stock	(850)	(892)
Excess tax benefits from stock-based compensation	—	1,045
Payments on debt	(128)	(745)
Other	(229)	—
Net cash used in financing activities	(11,500)	(92,071)

Effect of exchange rates on cash	(552)	1,115

Net change in cash and cash equivalents	8,741	(49,259)

CASH AND CASH EQUIVALENTS, beginning of period	57,008	107,944
CASH AND CASH EQUIVALENTS, end of period	$65,749	$58,685